SCM TRUST

SECOND AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of December 12, 2017 to the Custody Agreement dated as of May 17,2013, (the “Agreement”), is entered into by and between SCM TRUST, a Massachusetts business trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend Exhibit B, the Fee Schedule of the Agreement; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SCM TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Stephen Rogers	By:	/s/ Dana Armour
Printed Name:	Stephen Rogers	Printed Name:	Dana Armour
Title:	12/12/17	Title:	EVP

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